Exhibit 21

Significant Subsidiaries

Parent of Significant Subsidiary	Name of Significant Subsidiary	Jurisdiction of Formation of Subsidiary	Name under which Significant Subsidiary does business

Edison International	Southern California Edison Company	CA	Southern California Edison Company; SCE

Southern California Edison Company	None	____	____